Exhibit 99.1

Cascade Microtech Reports Third Quarter 2013 Results

Revenue of $28.2 Million

Gross Margin 47.6%

BEAVERTON, Ore.—(MARKETWIRE) — October 30, 2013—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the third quarter ended September 30, 2013.

Financial summary

Results for the quarter ended September 30, 2013 were as follows:

•	Total revenue of $28.2 million, compared to $30.3 million for Q2 2013 and $27.4 million for Q3 2012.

–	Systems revenue of $17.5 million, a decrease of $2.3 million, or 11.8%, from Q2 2013, and an increase of $0.1 million, or 0.4%, over Q3 2012.

–	Probes revenue of $10.7 million, an increase of $0.2 million, or 2.3%, over Q2 2013, and an increase of $0.7 million, or 7.2%, over Q3 2012.

–	Q3 2013 sets a new revenue record for our Probes segment.

•	Gross margin of 47.6%, up from 47.1% in Q2 2013, and 44.5% in Q3 2012.

–	Q3 2013 represents our best gross margin performance in over 8 years.

•	Income from operations of $1.6 million, a decrease of $0.9 million, or 37.6%, from Q2 2013, and a decrease of $0.2 million, or 10.3%, from Q3 2012.

•	Depreciation, amortization and stock-based compensation expenses totaled $1.5 million, compared to $1.7 million for Q2 2013 and $1.4 million for Q3 2012.

•	Net income of $1.7 million, or $0.11 per diluted share, compared to $2.2 million, or $0.15 per diluted share, for Q2 2013, and $1.5 million, or $0.10 per diluted share, for Q3 2012.

–	Q3 2013 includes acquisition related expenses of $0.6 million, or $0.04 per diluted share, related to our previously announced acquisitions of the Reliability Test Products division (RTP) on July 31, 2013 and ATT Advanced Temperature Test Systems GmbH (ATT Systems) on October 1, 2013.

–	Q3 2013 also includes expenses of $0.2 million, or $0.01 per diluted share, related to the operations of RTP since the date of acquisition.

•	Total cash and investments of $32.2 million, an increase of $3.4 million over June 30, 2013, and an increase of $8.1 million over September 30, 2012.

–	Q3 2013 includes a reduction in cash of $1.9 million paid for the acquisition of RTP.

•	Book-to-bill ratio of 1.06 to 1.

“We are very excited by the recent acquisitions of RTP on July 31, 2013 and ATT Systems on October 1, 2013, and how we believe these moves will accelerate our strategic plans and expand our markets,” said Michael Burger, President and CEO. “In addition, our third quarter results achieved revenue within our guidance range, a book-to-bill in excess of one-to-one, and a 47.6% gross margin. After adjusting for the acquisition related expenses discussed above, our adjusted EPS for Q3 2013 exceeded the upper end of guidance. Finally, with a positive book-to-bill and good momentum, we believe we are well positioned for the fourth quarter of 2013 and beyond.”

Financial outlook

For the fourth quarter of 2013, assuming consistent tax and foreign currency exchange rates, we are projecting revenue to be in the range of $34.0 million to $38.0 million including RTP and ATT Systems. Before restructuring and acquisition transactional costs which are estimated between $0.3 million and $0.4 million, and the incremental amortization expenses related to the ATT Systems acquisition which are currently estimated between $0.6 million and $0.8 million, earnings per share is expected to be in the range of $0.17 to $0.21 per share on a fully diluted basis. As previously announced, approximately 1.6 million shares were issued on October 1, 2013 in conjunction with the acquisition of ATT Systems and the final purchase accounting determination is underway which may adjust the expected amortization listed above.

We will host a conference call beginning at 2:00 p.m. PDT (5:00 p.m. EDT) on Wednesday October 30, 2013, to discuss our results for the quarter ended September 30, 2013.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. If you are interested in participating in the call, the live dial-in number is 800 884-5695 or international 617 786-2960, participant Passcode: 54893309. A replay will be available after 7:00 p.m. EDT at the same internet address. (For a telephone replay available after 7:00 p.m. EDT, dial: 888 286-8010, international: 617 801-6888, Passcode: 88055847).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to anticipated revenue for the fourth quarter of 2013, strong demand for our products, including Probes, and the impact our acquisitions will have on the results for the fourth quarter of 2013 and beyond, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts,” and “continue” or other derivations of these or other comparable terms are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; potential delays and other factors affecting the timing of new product introductions; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; our ability or delay in integrating acquired businesses; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	Year to Date Ended September 30,
				2013	2012
Revenue	$28,197	$30,307	$27,414	$85,975	$82,595
Cost of sales	14,779	16,032	15,210	46,739	45,699

Gross profit	13,418	14,275	12,204	39,236	36,896

Operating expenses:
Research and development	2,750	2,694	2,778	7,900	7,995
Selling, general and administrative	9,097	9,064	7,675	26,207	23,628

	11,847	11,758	10,453	34,107	31,623

Income from operations	1,571	2,517	1,751	5,129	5,273

Other income (expense):
Interest income, net	18	2	7	40	26
Other, net	87	(112)	(109)	(269)	(561)

	105	(110)	(102)	(229)	(535)

Income before income taxes	1,676	2,407	1,649	4,900	4,738
Income tax expense (benefit)	(7)	221	153	284	329

Net income	$1,683	$2,186	$1,496	$4,616	$4,409

Net income per share:
Basic	$0.12	$0.15	$0.11	$0.32	$0.31
Diluted	$0.11	$0.15	$0.10	$0.31	$0.31
Shares used in computing net income per share:
Basic	14,453	14,342	14,162	14,339	14,169
Diluted	14,797	14,652	14,377	14,688	14,359

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$26,926	$17,927
Marketable securities	5,258	5,322
Restricted cash	—	1,069
Accounts receivable, net	18,410	21,087
Inventories	23,445	24,277
Prepaid expenses and other	2,643	2,503

Total current assets	76,682	72,185
Fixed assets, net	6,528	8,271
Purchased intangible assets, net	2,521	1,610
Goodwill	1,655	990
Other assets	1,571	2,224

	$88,957	$85,280

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,972	$5,900
Deferred revenue	1,383	3,526
Accrued liabilities	6,415	6,640

Total current liabilities	13,770	16,066
Deferred revenue	485	356
Other long-term liabilities	2,085	2,940

Total liabilities	16,340	19,362

Shareholders’ equity:
Common stock	92,642	91,039
Accumulated other comprehensive loss	(236)	(716)
Accumulated deficit	(19,789)	(24,405)

Total shareholders’ equity	72,617	65,918

	$88,957	$85,280